Exhibit 10.4

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (this “Agreement”) is made and entered into by and between the following Parties on May 16th, 2023 in Beijing.

Hangzhou Dasouche Information Technology Service Co., Ltd., a limited liability company organized and existing under the laws of PRC, with its address at Room 910, Building 3, No. 165, Wuchang Avenue, Wuchang Street, Yuhang District, Hangzhou, Zhejiang Province (“Party A”).The entire equity interests of Party A is ultimately beneficially held by DSC Holdings Ltd. (“Ultimate Controlling Shareholder”), an exempted company with limited liabilities in the Cayman Islands.

Hangzhou Souche Network Technology Co., Ltd., a limited company organized and existing under the laws of PRC, with its address at Room 723, Building 1, No. 118, Houmuqiao, Yongle Village, Cangqian Street, Yuhang District, Hangzhou, Zhejiang Province (“Party B” or “OPCO”).

Each of Party A and Party B shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.

Whereas,

1.	Party A is a limited liability company established in the People’s Republic of China (“China”), and has the necessary resources to provide technical services and business consulting services;

2.	Party B is a company with exclusively domestic capital registered in China;

3.	Party A is willing to provide Party B, on an exclusive basis, with technical, consulting and other services (the detailed scope set forth below) during the term of this Agreement, utilizing its own advantages in human resources, technology and information, and Party B is willing to accept such exclusive services provided by Party A or Party A’s designee(s), each on the terms set forth herein.

Now, therefore, through mutual discussion, Party A and Party B have reached the following agreements:

1. Services Provided by Party A

1.1	Party B hereby appoints Party A as Party B’s exclusive services provider to provide Party B with complete business support and technical and consulting services during the term of this Agreement, in accordance with the terms and conditions of this Agreement, which may include all or part of the services within the approved business scope of Party B as may be determined from time to time by Party A, including, but not limited to, technical services, network support, business consultations, equipment or leasing, marketing consultancy, system integration, product research and development, and system maintenance (“Service”).

1.2	Party B agrees to accept all the services provided by Party A. Party B further agrees that unless with Party A’s prior written consent, during the term of this Agreement, Party B shall not accept any services provided by any third party and shall not cooperate with any third party regarding the matters contemplated by this Agreement. Party A may appoint other parties, who may enter into certain agreements described in Section 1.4 with Party B, to provide Party B with the Services under this Agreement.

1.3	To ensure that the cash flow requirements of Party B’s ordinary operations are met and/or to set off any loss accrued during such operations, Party A has the right to and obligation, only to the extent permissible under the laws of PRC, to provide financial support to Party B and/or its controlled subsidiaries (“Subsidiary Bodies”) unconditionally, whether or not Party B actually incurs any such operational loss. For the aforesaid purpose, Party A’s financial support to Party B and/or its Subsidiary Bodies may take the form of bank entrustment loans or borrowings or other forms permitted by law. Contracts for any such entrustment loans or borrowings or other forms of financial support shall be executed separately.

1.4	Service Providing Methodology

1.4.1	Party A and Party B agree that during the term of this Agreement, both Parties may enter into further technical service agreements or consulting service agreements with the other Party directly or its affiliates agreed by the Party A, which shall provide the specific contents, manner, personnel, and fees for the specific technical services and consulting services.

1.4.2	To fulfill this Agreement, Party A and Party B agree that during the term of this Agreement, both Parties may enter into intellectual property (including, but not limited to, software, trademark, patent and know-how) license agreements with the other Party or its affiliates agreed by the Party A, which shall permit Party B to use Party A’s relevant intellectual property rights, at any time and from time to time based on the needs of the business of Party B.

1.4.3	Party B acknowledges that Party A may, at its own discretion, subcontract to third parties all or part of the Services Party A provides to Party B under this Agreement.

2. Calculation and Payment of the Service Fees, Financial Reports, Audit and Tax

2.1	The Parties agree that, in consideration of the Services, Party B shall pay Party A service fees (the “Service Fees”). Subject to PRC laws, the Service Fees shall be equal to the profit before taxation of Party B (including all profits attributable to Party B of, and any other distributions received by Party B from, any of its subsidiaries in any financial year but without taking into account the Service Fees payable under this Agreement) and deducting working capital requirements, expenses and taxes (Party A can adjust the Service Fees based on applicable PRC tax laws) and operating profit that is in compliance with the principle of independent transaction as stipulated in PRC tax law. The Service Fees shall be due and payable on a quarterly basis. Party B shall, within 7 days from the last day of each quarter, (a) deliver to Party A the management accounts and operating statistics of Party B and/or its Subsidiary Bodies for such quarter, including the before tax income of Party B and/or its Subsidiary Bodies during such quarter, and (b) pay the Service Fees to Party A upon request by Party A under various survey reports, plans, invoices or other written documents. After receipt of such management accounts and operating statistics, Party A may issue to Party B a corresponding service invoice. All payments shall be transferred into the bank accounts designated by Party A through remittance or in any other way acceptable by the Parties. The Parties agree that such payment instruction may be changed by a notice given by Party A to Party B from time to time and Party A shall have the right to adjust the Service Fees and the time of payment at its sole discretion without the consent of Party B by giving Party B no less than 10 days’ prior written notice of such adjustment during the term of this Agreement.

2.2	Within ninety (90) days after the end of each fiscal year, Party B shall deliver to Party A audited financial statements of Party B and/or its Subsidiary Bodies for such fiscal year, which shall be audited by an independent certified public accountant approved by Party A. If such audited financial statements show any shortfall of the before tax income of Party B as determined based on China financial reporting standards minus relevant costs and reasonable expenses of Party B for such fiscal year compared to the aggregate amount of the Service Fees paid by Party B to Party A in such fiscal year, upon written requests from Party A, Party B shall pay Party A an amount equal to such shortfall.

2.3	The Parties agree that payment of the Services Fees shallnot cause operational difficulty for any Party. For the purpose and in the spirit of the aforementioned principle, Party A may agree to a delay payment of Service Fees by Party B, or adjust the payment schedule under Section 2.1 and 2.2 by written notice upon mutual agreement of the Parties.

2.4	Party B and/or its Subsidiary Bodies shall prepare its financial statements in satisfaction of Party A’s requirements and in accordance with law and commercial practices.

2.5	Subject to a notice given by Party A 5 working days in advance, Party B shall allow Party A, Party A’s (direct or indirect) controlling shareholder, and/or its appointed auditor to carry out auditing activities on Party B and/or its Subsidiary Bodies, including reviewing, and making photocopies of, the relevant books and records of Party B and/or its Subsidiary Bodies at the principal office of Party B.

2.6	Each of the Parties shall assume its own tax obligations in relation to performance of this Agreement.

3. Intellectual Property Rights; Confidentiality Clauses; Non-competition

3.1	Party A shall have exclusive and proprietary rights and interests in all rights, ownership, interests and intellectual properties arising out of or created during the performance of this Agreement, including, but not limited to, copyrights, patents, patent applications, trademarks, software, know-how, trade secrets and others, regardless of whether they have been developed by Party A or Party B and/or its Subsidiary Bodies.

3.2	Party B and/or its Subsidiary Bodies shall not transfer, assign, mortgage, license or otherwise dispose of the rights and interests in rights, ownerships, intellectual properties, including but not limited to copyrights, patents, patent applications, trademarks, software, know-how, trade secrets and others of Party B and/or its Subsidiary Bodies without the prior written consent of Party A.

3.3	The Parties acknowledge that any oral or written information exchanged between them with respect to this Agreement is confidential information. Each Party shall maintain the confidentiality of all such information, and without obtaining the written consent of the other Party, it shall not disclose any relevant information to any third parties, except in the following circumstances: (a) such information is or will be in the public domain (provided that this is not the result of a public disclosure by the receiving Party); (b) information disclosed as required by applicable laws or rules or regulations of any stock exchange; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor regarding the transaction contemplated hereunder, and such legal counsel or financial advisor is also bound by confidentiality duties similar to the duties in this Section. Disclosure of any confidential information by the staff members or agencies hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

3.4	Party B and/or its Subsidiary Bodies shall not engage in any business activities other than those within the scope of its business license and business permit, whether directly or indirectly, or any businesses in China which compete with the businesses of Party A, whether directly or indirectly, including invest in any entity conducting businesses which compete with the businesses of Party A, or any other businesses beyond the scope approved in writing by Party A.

3.5	The Parties agree that this Section shall survive changes to, and rescission or termination of, this Agreement.

4. Representations and Warranties

4.1	Party A hereby represents and warrants as follows:

4.1.1	Party A is a company legally registered and validly existing in accordance with the laws of China.

4.1.2	Party A’s execution and performance of this Agreement is within its corporate capacity and the scope of its business operations; Party A has taken necessary corporate actions and been given appropriate authorization and has obtained the consent and approval from third parties and government agencies, and will not violate any restrictions in law or otherwise binding or having an impact on Party A.

4.1.3	This Agreement constitutes Party A’s legal, valid and binding obligations, and shall be enforceable against it.

4.1.4	No lawsuit, arbitration or other legal or government proceeding has commenced and is pending or, to its knowledge, is threatened against it, which would affect its ability to perform its obligations under this Agreement.

4.1.5	Party A has disclosed to Party B, all contracts, government approval, license or any other document restricting its assets or business that may have a material adverse effect on its ability to fully perform its obligations under this Agreement, and the documents previously provided by it to Party B do not contain any misrepresentations or omissions of material facts.

4.2	Party B hereby represents and warrants as follows:

4.2.1	Party B is a company legally registered and validly existing in accordance with the laws of China;

4.2.2	Party B’s execution and performance of this Agreement is within its corporate capacity and the scope of its business operations; Party B has taken necessary corporate actions and given appropriate authorization and has obtained the consent and approval from third parties and government agencies, and will not violate any restrictions in law or otherwise binding or having an impact on Party B.

4.2.3	This Agreement constitutes Party B’s legal, valid and binding obligations, and shall be enforceable against it.

4.2.4	No lawsuit, arbitration or other legal or government proceeding has commenced and is pending or, to its knowledge, is threatened against it, which would affect its ability to perform its obligations under this Agreement.

4.2.5	Party B has disclosed to Party A all contracts, government approvals, licenses or any other documents restricting its assets or business that may have a material adverse effect on its ability to fully perform Party B and/or its Subsidiary Bodies’ obligations under this Agreement, and the documents previously provided by it to Party A do not contain any misrepresentations or omissions of material facts.

4.2.6	Party B shall pay service fees in full and in time to Party A, maintain the licenses and qualifications related to Party B and/or its Subsidiary Bodies’ business, and accept Party A’s reasonable opinions and suggestions about Party B and/or its Subsidiary Bodies’ business in accordance with the terms of this Agreement.

4.2.7	Since the date of signing this Agreement, without the prior written consent of Party A, Party B and/or its Subsidiary Bodies shall not sell, transfer, mortgage or dispose in any other way any of its assets or legitimate interests in the business and revenue of Party B, or provide guarantees to any third party, or allow any third party create any other security interest on its assets or equity interests, other than financial service transactions conducted by the OPCO in its ordinary course of business.

4.2.8	Since the date of signing this Agreement, without the prior written consent of Party A, Party B and/or its Subsidiary Bodies shall not enter into inherit, guarantee or allow the existence of any debt, other than financial service transactions conducted by the OPCO in its ordinary course of business.

4.2.9	Since the date of signing this Agreement, without the prior written consent of Party A, Party B shall not enter into any material contracts (for the purpose of this subsection, a contract with a value exceeding RMB 100,000 shall be deemed to be a material contract), except the contracts entered into in the ordinary course of business.

4.2.10	Since the date of signing this Agreement, without the prior written consent of Party A, Party B and/or its Subsidiary Bodies shall not, directly or indirectly, merge with or takeover any third party or form any jointly controlled entity with any third party, or acquire any third party, to be acquired by or controlled by any third party, increase or reduce its registered capital, or alter the structure of the registered capital in any other way.

4.2.11	Subject to permission under relevant laws of China, Party B and/or its Subsidiary Bodies shall elect the candidates Party A nominates as directors. Unless prior consent is obtained from Party A or due to statutory reasons, Party B and/or its Subsidiary Bodies shall not refuse the candidates Party A nominates for any other reasons.

4.2.12	Since the date of signing this Agreement, Party B shall entrust Party A to retain and exercise physical control of the seals and certificates of Party B that are crucial to the ordinary course of business of Party B, including business licenses, organization code certificates, official seals, contract stamps, finance stamps and legal representative stamps of Party B. Party B shall also entrust Party A to retain and exercise physical control of the preamble seals and certificates of its Subsidiary Bodies under the request of Party A.

4.3	Parties hereby agree as follows:

4.3.1	The Parties undertake to terminate this Agreement after the transfer of Party B and/or its Subsidiary Bodies’ equity interests to Party A in the event that Party A is allowed to and elects to hold Party B and/or its Subsidiary Bodies’ equity interests directly and Party A and/or its subsidiary or branch is allowed to operate Party B and/or its Subsidiary Bodies’ business legally in accordance with applicable PRC laws.

5. Effectiveness and Term

5.1	This Agreement is executed on the date first above written and shall take effect as of such date. Unless earlier terminated in accordance with the provisions of this Agreement or relevant agreements separately executed between the Parties, the term of this Agreement shall be 10 years. Upon the expiration of the term, unless Party A determines not to extend the term and notifies Party B in writing of such determination within 30 days prior to the expiration of the term, the term shall be extended for unlimited times, with an extended term of 5 years each time.

5.2	During the term of this Agreement, if Party B goes bankrupt, or is dissolved by law, or transfers all its shares to Party A pursuant to the exclusive option agreement executed between Party A, Party B and the direct and indirect current shareholders of Party B on the same date of this Agreement, this Agreement will automatically terminate.

6. Termination

6.1	Unless renewed in accordance with the relevant terms of this Agreement, this Agreement shall be terminated by the written termination notice by Party A upon the date of expiration hereof.

6.2	During the term of this Agreement, (a) the Parties may terminate this Agreement early upon mutual agreement; (b) Party A may terminate this Agreement early by giving 30 days’ prior written notice to Party B at any time; and (c) Party B may not unilaterally terminate this Agreement prior to the expiration date.

6.3	The rights and obligations of the Parties under Sections 3, 7 and 8 shall survive the termination of this Agreement.

6.4	In case of early termination, for whatever reason, or due expiration of this Agreement, payment obligations of either Party outstanding as of the date of such termination or expiration, including without limitation with respect to the Service Fees, shall not be waived, nor shall any default liability accrued as of the termination of this Agreement be waived. The Service Fees accrued as of the termination of this Agreement shall be paid to Party A within fifteen (15) working days following the termination of this Agreement.

7. Liability for Breach of Agreement

7.1	Except as otherwise provided herein, if a Party (“Breaching Party”) fails to perform any of its obligations under this Agreement or breaches this Agreement in any other way, the other Party (“Aggrieved Party”) has the option to: (a) give written notice to the Breaching Party describing the nature and scope of the breach and demand that the breaching party cure the breach at its cost within a reasonable time specified in the notice (“Cure Period”); and (b) if the Breaching Party fails to cure the breach within the Cure Period, the Aggrieved Party shall have the right to demand that the Breaching Party bear all the liabilities resulted from the breach and compensate the Aggrieved Party for all actual economic losses arising here from. The losses include, without limitation, attorney fees and expenses of litigation or arbitration related to the breach. The Aggrieved Party shall have the right to demand the Breaching Party to fulfill its obligations under this Agreement. The Aggrieved Party shall also have the right to apply to the related arbitration agency or court for specific performance or compulsory execution of provisions under this Agreement. The exercise of aforesaid rights will not affect other remedial rights based on this Agreement or law.

7.2	Unless where the law clearly states otherwise, Party B do not have the right to terminate this Agreement due to Party A’s breach of this Agreement.

8. Governing Law, Resolution of Disputes and Change in Laws

8.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by laws of China.

8.2	In the event of any dispute with respect to the construction and performance of the provisions of this Agreement, the Parties shall negotiate in good faith to resolve the dispute. In the event the Parties fail to reach an agreement on the resolution of such a dispute within 30 days after any Party’s request for resolution of the dispute through negotiations, any Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission(“CIETAC”) for arbitration, in accordance with its then-effective arbitration rules. The arbitration shall be conducted in Beijing , and the language used during arbitration shall be Chinese. The arbitration ruling shall be final and binding on both Parties.

8.3	Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

8.4	In case of promulgation or any change to or in any Chinese law, regulation or rule, or any change to or in the interpretation or application of the same anytime after execution of this Agreement, the following agreement shall apply: (a) if any Party would enjoy more benefits under any changed or new law than under the relevant law, regulation or rule in effect at the date of this Agreement, without any material adverse effect upon the other Parties, the Parties shall promptly apply for such benefits brought by the changed or new law. The Parties shall make best efforts to procure the approval of such application; and (b) if the aforementioned law change or promulgation causes any direct or indirect material adverse effect to either Party, all Parties shall try all lawful means to procure exemption from compliance with such changed or new law provisions and use their best efforts to implement this Agreement in accordance with its original terms and conditions. In the event such adverse effect on the economic interest of either Party is unable to be resolved pursuant to this Agreement, the affected Party may give notice to the other Parties, and the Parties shall hold prompt discussion and make all necessary amendments to this Agreement so as to maintain the economic benefits otherwise enjoyed by the affected Party to the extent permitted under PRC laws.

9. Indemnification

Party B shall indemnify and hold harmless Party A from any losses, injuries, obligations or expenses caused by any lawsuit, claims or other demands against Party A arising from or caused by the consultations and services provided by Party A at the request of Party B, except where such losses, injuries, obligations or expenses arise from the gross negligence or willful misconduct of Party A.

10. Notices

10.1	All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such Party set forth below. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

10.1.1	Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of delivery or refusal at the address specified for notices.

10.1.2	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

10.2	For the purpose of notices, the addresses of the Parties are as follows:

Party A: Hangzhou Dasouche Information Technology Service Co., Ltd.

Address: Room 910, Building 3, No. 165, Wuchang Avenue, Wuchang Street, Yuhang District, Hangzhou, Zhejiang Province

Attn: Legal Representative

Party B: Hangzhou Souche Network Technology Co., Ltd.

Address: Room 723, Building 1, No. 118, Houmuqiao, Yongle Village, Cangqian Street, Yuhang District, Hangzhou, Zhejiang Province

Attn: Legal Representative

10.3	Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the terms hereof.

11. Assignment

11.1	Without Party A’s prior written consent, Party B shall not assign its rights and obligations under this Agreement to any third party.

11.2	Party B agrees that Party A may assign its obligations and rights under this Agreement to any third party upon a prior written notice to Party B but without the consent of Party B.

12. Waiver; Accumulative Remedies

12.1	No waiver by a Party of any breach or non-fulfilment by the other of any provisions of this Agreement will be deemed to be a waiver of any subsequent breach or non-fulfilment of that or any other provision hereunder, and no failure to exercise or delay in exercising any right or remedy under this Agreement will constitute a waiver of the relevant provision or provisions of this Agreement.

12.2	No single or partial exercise of any right or remedy under this Agreement will preclude or restrict the further exercise of any such right or remedy. The rights and remedies of each Party provided in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

13. Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

14. Amendment, Change and Supplement

14.1	Any amendment, change and supplement to this Agreement shall require the execution of a written agreement by the Parties.

14.2	If the relevant regulatory authority or stock exchange requests any amendment to this Agreement or if there is any change to the Relevant Rules Governing the Listing of Securities that is relevant to the terms of this Agreement, the Parties shall make corresponding changes to the terms of this Agreement.

15. Survival

15.1	Any obligations that occur or that are due as a result of this Agreement upon the expiration or early termination of this Agreement shall survive the expiration or early termination thereof.

15.2	The provisions of Sections8, 10and this Section 15 shall survive the termination of this Agreement.

16. Miscellaneous

16.1	This Agreement is written in Chinese and the English translation is for reference only. In case there is any inconsistency between the Chinese version and the English version, the Chinese version shall prevail. This Agreement shall be executed in five counterparts, each Party having one original; each counterpart has equal legal validity.

16.2	This Agreement is binding on the legitimate assigns and successors of both Parties.

16.3	Except for the amendments, supplements or changes in writing executed after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and between the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement.

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IN WITNESS WHEREOF the Parties have executed this Exclusive Business Cooperation Agreement the day and year first underwritten.

Hangzhou Dasouche Information Technology Service Co., Ltd. (Seal)

Legal or authorized representative (Signature):

/s/ Junhong Yao
Name: Junhong Yao

Date:

IN WITNESS WHEREOF the Parties have executed this Exclusive Business Cooperation Agreement the day and year first underwritten.

Hangzhou Souche Network Technology Co., Ltd. (Seal)

Legal or authorized representative (Signature):

/s/ Junhong Yao
Name: Junhong Yao

Date: